Carolina Trust Bank 8-K12G3

Exhibit 10.03

AMENDMENT NUMBER TWO TO

EMPLOYMENT AGREEMENT

This Amendment Number Two is made as of August 1, 2014, to the Employment Agreement dated January 2, 2014 (the “Agreement”), by and between Carolina Trust Bank (the “Bank”) and Jerry L. Ocheltree (“Executive”). All capitalized terms shall have the same meaning as in the Agreement.

1.            Section 13(c) of the Agreement is amended to read as follows:

Change in Control. Subsection (c); In the event that the Executive terminates this Agreement pursuant to this Section 13, the Bank will be obligated to pay or cause to be paid to Executive liquidated damages in an amount equal to 2.99 times the Executive’s “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, in the event that the Executive terminates this Agreement pursuant to this Section 13 in any year of this Agreement, and unless otherwise prohibited by applicable law, and subject to the terms and conditions of the applicable plans, Executive’s restricted stock awarded under this Agreement and Executive’s supplemental retirement plan benefits (as set forth under Section 5(k) of this Agreement) will fully vest immediately prior to the effective date of the Executive’s termination.

2.            No other terms and conditions of the Agreement including without limitation Section 13(a), are affected by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment (the Bank by it duly authorized officer) effective as of the day and year first written above.

CAROLINA TRUST BANK

By:	/s/	Johnathan L. Rhyne, Jr.
Johnathan L. Rhyne, Jr. Chairman

EXECUTIVE

By:	/s/	Jerry L. Ocheltree	(SEAL)
Jerry L. Ocheltree